As filed with the Securities and Exchange Commission on January 20, 2015
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBANT S.A.
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 rue Guillaume Kroll L-1882, Luxembourg
(Address, including zip code, of Principal Executive Offices)

GLOBANT S.A. 2014 EQUITY INCENTIVE PLAN GLOBANT S.A. 2012 EQUITY INCENTIVE PLANS
(Full title of the plans)

Globant, LLC 875 Howard Street, Suite 320 San Francisco, CA 94103 Attn: Andrés Angelani Tel: +1 877 798 8104 ext. 28127	Christopher C. Paci DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 (212) 335-4500
(Name, address, telephone number, including area code, of agent for service)	(Copies to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Share, $1.20 par value
2014 Equity Incentive Plan
Outstanding options	581,500	$10.00	$5,815,000	$676
Future awards	1,085,167	$14.10	$15,300,855	$1,778
2012 Equity Incentive Plans	1,059,311	$3.65	$3,866,485	$449
TOTAL	2,725,978	N/A	$24,982,340	$2,903

(1)         In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares that may be offered or issued by reason of share splits, share dividends or similar transactions.

(2)         Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). For shares registered with respect to outstanding options granted under the Globant S.A. 2014 Equity Incentive Plan and the Stock Option Agreements collectively referred to as the Globant S.A. 2012 Equity Incentive Plans, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the weighted average exercise price of the options. For shares registered with respect to future awards to be granted under the Globant S.A. 2014 Equity Incentive Plan, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Globant S.A. common shares reported on the New York Stock Exchange on January 16, 2015 (i.e., $14.10).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Prospectus filed pursuant to Rule 424(b)(4) filed with the Commission on July 18, 2014, which contains the Registrant’s audited consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Common Shares of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

The Registrant’s directors are not held personally liable for the indebtedness or other obligations of Globant S.A. As agents of Globant S.A., they are responsible for the performance of their duties. Subject to the exceptions and limitations set forth below and mandatory provisions of law, every person who is, or has been, a director or officer of Globant S.A. will be indemnified by Globant S.A. to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such a director or officer and against amounts paid or incurred by him or her in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” refer to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification, however, will be provided to any director or officer: (i) against any liability to Globant S.A. or its shareholders by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office; (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Globant S.A.; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Registrant’s board of directors.

The rights of indemnification described above are severable, do not affect any other rights to which any director or officer may otherwise be entitled, continue as to a person who has ceased to be such director or officer and inures to the benefit of the heirs, executors and administrators of such a person. Nothing contained in Globant S.A.’s Articles of Association affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described above will be advanced by Globant S.A. prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, who must repay such amount if it is ultimately determined that he is not entitled to indemnification.

The Registrant maintains an insurance policy that protects its directors and officers from liabilities incurred as a result of actions taken in their official capacity.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on January 20, 2015.

GLOBANT S.A.

By:	/s/ Alejandro Scannapieco
Alejandro Scannapieco
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*
Martín Migoya	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 20, 2015

*
Alejandro Scannapieco	Chief Financial Officer (Principal Financial Officer)	January 20, 2015

*
Natalia Kanefsck	Chief Accounting Officer (Principal Accounting Officer)	January 20, 2015

/s/ Guillermo Bodnar
Guillermo Bodnar	Authorized Representative in the United States	January 20, 2015

Martín Gonzalo Umaran	Director and Chief of Staff

*
Guibert Andrés Englebienne	Director and Chief Technology Officer	January 20, 2015

*
Francisco Álvarez-Demalde	Director	January 20, 2015

*
Bradford Eric Bernstein	Director	January 20, 2015

*
Mario Eduardo Vázquez	Director	January 20, 2015

Philip A. Odeen	Director

Signature	Title	Date

*
Robert David Norman	Director	January 20, 2015

*
Marcos Galperin	Director	January 20, 2015

*
Timothy Mott	Director	January 20, 2015

*By:	/s/ Alejandro Scannapieco
Alejandro Scannapieco For himself and as Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Form of Articles of Association (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, dated July 3, 2014 (No. 333-190841))
5.1	Opinion of Arendt & Medernach, Luxembourg counsel for the Registrant, regarding the legal validity of the shares of Common Shares being registered on this Registration Statement (filed herewith)
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)
24.1	Power of Attorney (filed herewith)
99.1	Globant S.A. 2014 Equity Incentive Plan (filed herewith)
99.2	Form of Globant S.A. 2012 Equity Incentive Plans (filed herewith)

- 7 -